November 27, 2024

Spend Life Wisely Funds Investment Trust

1845 Woodall Rodgers Fwy, Suite 1000

Dallas, TX  75201

Re: Spend Life Wisely Funds Investment Trust, File Nos. 333-175328 and 811-22576

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed on May 16, 2018 with Post-Effective Amendment No. 17 to the Spend Life Wisely Funds Investment Trust’s (formerly known as Ranger Funds Investment Trust) Registration Statement (the “Registration Statement”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 50 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP